Exhibit 99.1

Motorola Solutions Board of Directors Increases Quarterly Dividend; Increases Stock Repurchase Program Authorization

CHICAGO — November 16, 2023— Motorola Solutions, Inc. (NYSE: MSI) today announced that its board of directors has increased its regular quarterly dividend by 11% to 98 cents per share. The next quarterly dividend will be payable in cash on January 12, 2024, to shareholders of record at the close of business on December 15, 2023.

Additionally, the company also announced that its board of directors has approved a $2 billion increase to the share repurchase program, raising the total authorization since July 2011 to $18 billion, with no expiration date for the program. Under the company’s previously authorized $16 billion share repurchase program, approximately $599 million in repurchase authority remained at the end of the third quarter of 2023.

The company may continue to repurchase shares from time to time in the open market or in other privately negotiated transactions, subject to market conditions.

About Motorola Solutions

Motorola Solutions is solving for safer. We build and connect technologies to help protect people, property and places. Our solutions enable the collaboration between public safety agencies and enterprises that’s critical for a proactive approach to safety and security. Learn more about how we’re solving for safer communities, safer schools, safer hospitals, safer businesses – safer everywhere – at www.motorolasolutions.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. These forward-looking statements are statements other than statements of historical fact and may include, among other things, statements in relation to the company’s current plans regarding share repurchases and dividends. All information set forth in this release is as of the date hereof. The company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. Certain potential factors, risks and uncertainties that could affect the company’s business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements include those under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, each of which is on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Media Contact

Alexandra Reynolds

Motorola Solutions

Alexandra.Reynolds@motorolasolutions.com

+1 312 965 3968

Investor Contact

Tim Yocum

Motorola Solutions

Tim.Yocum@motorolasolutions.com

+1 847 576 6899